Exhibit 99.1

RPM Reports Record Fiscal 2026 Fourth-Quarter and Full-Year Results

•	Record fourth-quarter sales of $2.23 billion increased 7.2% compared to the prior year

•	Fourth-quarter net income of $221.2 million, diluted EPS of $1.73, and record EBIT of $308.0 million

•	Record fourth-quarter adjusted diluted EPS of $1.89 increased 9.9% compared to the prior year, and record adjusted EBIT of $338.6 million increased 7.7% compared to the prior year

•	Record fiscal 2026 sales of $7.86 billion increased 6.7% compared to the prior-year record

•	Fiscal 2026 net income of $661.4 million, diluted EPS of $5.17 and record EBIT of $935.0 million

•	Record fiscal 2026 adjusted diluted EPS of $5.53 increased 4.3% over the prior year; record adjusted EBIT of $1.02 billion increased 4.4% over the prior year

•	Fiscal 2027 first-quarter outlook calls for sales and adjusted EBITDA growth in the mid-single-digit range

•	Fiscal 2027 full-year outlook calls for sales to increase 3% to 7% and adjusted EBITDA to increase 5% to 10%

•	Board of Directors authorizes $700 million increase to share repurchase program

•	Investor day to take place November 9, 2026, to update strategic priorities and outline next operating improvement plan

MEDINA, OH – July 22, 2026 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2026 fourth quarter and full year ended May 31, 2026.

Frank C. Sullivan, RPM chairman and CEO, commented, “Once again, our associates achieved record results for the quarter and full year during a volatile economic period. In the fourth quarter, we generated strong sales, including volume growth, by focusing on our restoration and maintenance solutions, nimbly targeting growing end markets, and winning a higher share of construction project spending through system sales and increased collaboration. Additionally, our talented emerging markets teams drove double-digit sales growth. This growth allowed us to leverage our operational improvements to expand margins in an inflationary environment. The fourth quarter represents the 16th time we have generated record adjusted EBIT out of the past 18 quarters, due in large part to the structural improvements our MAP operating improvement program has created within our organization.”

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

Fourth-Quarter 2026 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	May 31,	May 31,
	2026	2025	$ Change	% Change
Net Sales	$2,231,835	$2,081,975	$149,860	7.2%
Net Income Attributable to RPM Stockholders	221,216	225,758	(4,542)	(2.0%)
Diluted Earnings Per Share (EPS)	1.73	1.76	(0.03)	(1.7%)
Income Before Income Taxes (IBT)	291,991	248,376	43,615	17.6%
Earnings Before Interest and Taxes (EBIT)	307,977	271,034	36,943	13.6%
Adjusted EBIT(1)	338,600	314,377	24,223	7.7%
Adjusted Diluted EPS(1)	1.89	1.72	0.17	9.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Record fourth-quarter sales were driven by increased sales of engineered solutions for high-performance buildings and infrastructure projects, acquisitions and pricing to offset inflation. Favorable foreign currency translation also contributed to sales growth.

Geographically, emerging markets generated double-digit growth fueled by strong demand for engineered solutions for high-performance buildings and infrastructure projects. Solid North American growth was driven by turnkey and system solutions for high-performance buildings. Growth in Europe was primarily driven by acquisitions.

Sales included 2.5% organic growth, 3.5% growth from acquisitions net of divestitures, and a 1.2% benefit from foreign currency translation.

Adjusted EBIT increased to a record and was driven by higher sales, higher volumes resulting in improved fixed-cost leverage, and benefits from MAP operational improvement initiatives. These gains more than offset increased healthcare and insurance expenses and inflation. These record results were in addition to strong growth in the prior year when adjusted EBIT increased 10.1%.

Record adjusted diluted EPS was primarily driven by improved adjusted EBIT.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

Fourth-Quarter 2026 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2026	2025	$ Change	% Change
Net Sales	$904,235	$831,134	$73,101	8.8%
Income Before Income Taxes	167,503	148,103	19,400	13.1%
EBIT	167,719	148,689	19,030	12.8%
Adjusted EBIT(1)	175,058	152,753	22,305	14.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record CPG sales were driven by broad-based strength across its businesses, led by the concrete admixtures business. Demand was strong for roofing restoration systems and services, as well as labor-saving wall systems used in high-performance buildings. Pricing to offset inflation and favorable foreign currency translation also contributed to record sales.

Sales included 5.7% organic growth, 1.6% growth from acquisitions net of divestitures, and a 1.5% benefit from foreign currency translation.

Record adjusted EBIT was driven by higher volumes resulting in improved fixed-cost leverage, favorable mix and SG&A-focused optimization actions.

Performance Coatings Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2026	2025	$ Change	% Change
Net Sales	$562,801	$536,205	$26,596	5.0%
Income Before Income Taxes	83,641	66,738	16,903	25.3%
EBIT	82,988	66,074	16,914	25.6%
Adjusted EBIT(1)	84,889	76,752	8,137	10.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record PCG sales were driven by broad-based growth, with particular strength in fireproofing systems for high-performance buildings, and infrastructure projects, as well as food coatings and ingredients. Strong demand in emerging markets and pricing to offset inflation also contributed to sales growth.

Sales included 2.2% organic growth, a 1.5% increase from acquisitions, and a 1.3% benefit from foreign currency translation.

Record adjusted EBIT was driven by improved sales, higher volumes resulting in improved fixed-cost leverage, and SG&A-focused optimization actions, partially offset by a $3.2 million bad debt expense from a customer bankruptcy.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

Consumer Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2026	2025	$ Change	% Change
Net Sales	$764,799	$714,636	$50,163	7.0%
Income Before Income Taxes	107,265	96,003	11,262	11.7%
EBIT	107,392	96,344	11,048	11.5%
Adjusted EBIT(1)	123,345	120,226	3,119	2.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record sales were driven by acquisitions and pricing to recover inflation. Growth was partially offset by softness in DIY markets.

Sales included a 0.8% organic decline, 7.2% growth from acquisitions, and a 0.6% benefit from foreign currency translation.

Record adjusted EBIT was driven by sales growth and MAP operational improvements, including SG&A-focused optimization actions, which more than offset reduced fixed-cost absorption from lower volumes and inflation. The integration of acquired businesses also contributed to adjusted EBIT growth. Adjusted EBIT excludes a $9.7 million non-cash impairment charge related to the Color Group.

Fiscal Year 2026 Consolidated Results

Consolidated

	Year Ended
$ in 000s except per share data	May 31,	May 31,
	2026	2025	$ Change	% Change
Net Sales	$7,863,422	$7,372,644	$490,778	6.7%
Net Income Attributable to RPM Stockholders	661,392	688,688	(27,296)	(4.0%)
Diluted Earnings Per Share (EPS)	5.17	5.35	(0.18)	(3.4%)
Income Before Income Taxes (IBT)	870,340	792,760	77,580	9.8%
Earnings Before Interest and Taxes (EBIT)	934,995	865,204	69,791	8.1%
Adjusted EBIT(1)	1,019,424	976,031	43,393	4.4%
Adjusted Diluted EPS(1)	5.53	5.30	0.23	4.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal year 2026 sales were a record driven by strong demand for engineered solutions for high-performance buildings and infrastructure projects and contributions from acquired businesses, partially offset by softness in DIY markets.

Record adjusted EBIT was driven by higher sales and improved fixed-cost leverage at businesses with volume growth, which was aided by MAP operational improvement benefits. These gains were partially offset by transitory costs associated with plant consolidations. Inflation in healthcare and benefit expenses was partially offset by SG&A-focused optimization actions implemented in the middle of the fiscal year.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

Adjusted EPS was a record, driven by improved adjusted EBIT, partially offset by higher interest expense resulting from debt being used to finance acquisitions.

Cash Flow and Financial Position

During fiscal 2026:

•	Cash provided by operating activities was $898.7 million, the second-highest amount in the company’s history, compared to $768.2 million in the prior-year period.

•	Capital expenditures were $223.5 million compared to $229.9 million in the prior-year period.

•	Cash used to acquire businesses was $202.4 million.

•	The company returned $349.2 million to stockholders through cash dividends and share repurchases, an increase of 7.3% compared to the prior year.

As of May 31, 2026:

•	Total debt was $2.53 billion compared to $2.65 billion a year ago, with the decrease driven by a portion of strong operating cash flow being used to reduce debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.09 billion, compared to $969.1 million a year ago.

Increase to Share Repurchase Authorization

The Board of Directors authorized a $700.0 million increase to the existing common stock share repurchase program, which is in addition to the $114.8 million available under the previously authorized amount. Repurchases under the authorization may be made from time to time in the open market, through privately negotiated transactions, or through other means permitted by applicable securities laws and regulations. The authorization does not obligate RPM to acquire any specific number of shares and may be modified, suspended or discontinued at any time. The authorization has no expiration date.

Investor Day Scheduled for November 9, 2026

The company will host an investor day on November 9, 2026, to discuss its strategic priorities, outline its next operational improvement plan, and provide updates on key business initiatives. The event will be webcast and additional details will be provided closer to the investor day.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

Business Outlook

Sullivan said, “We expect the positive momentum generated in the second half of fiscal 2026 to continue in fiscal 2027, even as we face higher inflationary pressure resulting from events in the Middle East. Strength in engineered solutions for high-performance buildings and infrastructure projects is anticipated to continue, and our Consumer segment is showing signs of stabilization after a prolonged downturn.”

He concluded, “Our operational improvement initiatives continue to help us better convert sales growth into improved profitability and cash flow. We look forward to communicating our progress and outlook for our next operational improvement plan during our investor day. I want to thank RPM associates around the globe for their continued dedication and performance during these volatile economic times.”

Starting in fiscal 2027, the company’s primary measure of profit and loss has transitioned to adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), from adjusted EBIT. This change was made to facilitate comparisons to peer companies and to better reflect underlying profitability during periods of acquisition activity. Results for fiscal year 2026 reflecting the use of adjusted EBITDA have been provided in a Form 8-K filed with the SEC.

The company’s outlook for the fiscal 2027 first quarter is for:

•	Consolidated sales to increase in the mid-single-digit range compared to prior-year record results.

•	CPG sales to increase in the mid-single-digit range compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit range compared to prior-year record results.

•	Consumer Group sales to increase in the mid-single-digit range compared to prior-year record results.

•	Consolidated adjusted EBITDA to increase in the mid-single-digit range compared to prior-year record results.

The company’s outlook for fiscal 2027 is for:

•	Consolidated sales to increase 3% to 7% compared to prior-year record results.

•	Consolidated adjusted EBITDA to increase 5% to 10% compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from July 22, 2026, until July 29, 2026. The replay can be accessed by dialing 1-855-669-9658 or 1-412-317-0088 for international callers. The access code is 8887341. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Stonhard, Carboline, Finish Works, Tremco, Euclid Chemical, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. Starting in fiscal 2027, the company’s primary measure of profit and loss has transitioned to adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), from adjusted EBIT. We have not provided a reconciliation of our first-quarter and full-year fiscal 2027 adjusted EBITDA guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release includes forward-looking statements relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions,

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the recent conflict with Iran and the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2025, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Net Sales	$2,231,835	$2,081,975	$7,863,422	$7,372,644
Cost of Sales	1,281,809	1,200,204	4,605,197	4,322,166

Gross Profit	950,026	881,771	3,258,225	3,050,478
Selling, General & Administrative Expenses	635,259	592,845	2,292,130	2,150,537
Restructuring Expense	9,412	6,764	42,612	24,979
Goodwill Impairment	—	11,352	—	11,352
Interest Expense	27,266	25,939	111,544	96,543
Investment (Income), Net	(11,280)	(3,281)	(46,889)	(24,099)
Other (Income), Net	(2,622)	(224)	(11,512)	(1,594)

Income Before Income Taxes	291,991	248,376	870,340	792,760
Provision for Income Taxes	70,436	22,367	207,857	102,433

Net Income	221,555	226,009	662,483	690,327
Less: Net Income Attributable to Noncontrolling Interests	339	251	1,091	1,639

Net Income Attributable to RPM International Inc. Stockholders	$221,216	$225,758	$661,392	$688,688

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.74	$1.77	$5.19	$5.38

Diluted	$1.73	$1.76	$5.17	$5.35

Average shares of common stock outstanding - basic	126,734	127,396	127,049	127,570

Average shares of common stock outstanding - diluted	127,099	127,877	127,554	128,204

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Net Sales:
CPG Segment	$904,235	$831,134	$3,069,785	$2,874,452
PCG Segment	562,801	536,205	2,131,914	1,995,816
Consumer Segment	764,799	714,636	2,661,723	2,502,376

Total	$2,231,835	$2,081,975	$7,863,422	$7,372,644

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$167,503	$148,103	$448,328	$425,111
Interest (Expense), Net (b)	(216)	(586)	(2,475)	(2,496)

EBIT (c)	167,719	148,689	450,803	427,607
MAP initiatives (d)	7,237	3,870	22,617	10,327
Inventory step-up costs (e)	102	194	102	453
(Gain) on sale of assets and businesses, net (f)	—	—	(400)	—

Adjusted EBIT	$175,058	$152,753	$473,122	$438,387

PCG Segment
Income Before Income Taxes (a)	$83,641	$66,738	$309,044	$277,975
Interest Income, Net (b)	653	664	3,175	2,734

EBIT (c)	82,988	66,074	305,869	275,241
MAP initiatives (d)	2,562	4,386	16,149	11,766
Inventory step-up costs (e)	49	515	191	1,012
(Gain) on sale of assets and businesses, net (f)	—	—	—	(237)
(Gain) on acquisition earn-out fair value adjustment (g)	(1,710)	—	(1,710)	—
Legal contingency adjustment on a divested business (h)	—	5,777	—	6,059
Environmental expense for a closed facility (j)	1,000	—	1,000	—

Adjusted EBIT	$84,889	$76,752	$321,499	$293,841

Consumer Segment
Income Before Income Taxes (a)	$107,265	$96,003	$362,445	$332,827
Interest (Expense), Net (b)	(127)	(341)	(363)	(1,421)

EBIT (c)	107,392	96,344	362,808	334,248
MAP initiatives (d)	6,232	8,241	23,984	33,638
Inventory step-up costs (e)	—	2,561	7,903	2,561
(Gain) on acquisition earn-out fair value adjustment (g)	—	—	(12,707)	—
Goodwill and intangible asset impairments (i)	—	13,080	—	13,080
Property, plant and equipment impairment (k)	9,721	—	9,721	—

Adjusted EBIT	$123,345	$120,226	$391,709	$383,527

Corporate/Other
(Loss) Before Income Taxes (a)	$(66,418)	$(62,468)	$(249,477)	$(243,153)
Interest (Expense), Net (b)	(16,296)	(22,395)	(64,992)	(71,261)

EBIT (c)	(50,122)	(40,073)	(184,485)	(171,892)
MAP initiatives (d)	5,430	4,719	17,579	32,168

Adjusted EBIT	$(44,692)	$(35,354)	$(166,906)	$(139,724)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$291,991	$248,376	$870,340	$792,760
Interest (Expense)	(27,266)	(25,939)	(111,544)	(96,543)
Investment Income, Net	11,280	3,281	46,889	24,099

EBIT (c)	307,977	271,034	934,995	865,204
MAP initiatives (d)	21,461	21,216	80,329	87,899
Inventory step-up costs (e)	151	3,270	8,196	4,026
(Gain) on sale of assets and businesses, net (f)	—	—	(400)	(237)
(Gain) on acquisition earn-out fair value adjustments (g)	(1,710)	—	(14,417)	—
Legal contingency adjustment on a divested business (h)	—	5,777	—	6,059
Goodwill and intangible asset impairments (i)	—	13,080	—	13,080
Environmental expense for a closed facility (j)	1,000	—	1,000	—
Property, plant and equipment impairment (k)	9,721	—	9,721	—

Adjusted EBIT	$338,600	$314,377	$1,019,424	$976,031

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) and our 2026 restructuring action, together MAP Initiatives, as follows:

•

MAP 2025 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to MAP 2025 totaled $1.9 million and $6.8 million for the quarters ended May 31, 2026 and May 31, 2025 respectively and $18.2 million and $25.0 million for the years ended May 31, 2026 and May 31, 2025, respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

2026 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures associated with the SG&A-focused optimization actions and other early stage MAP 3.0 actions recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to the 2026 restructuring action totaled $7.5 million for the quarter ended May 31, 2026 and $24.4 million for the year ended May 31, 2026. Other related expenses consist of higher executive departure costs, including accelerated stock compensation expense, that do not qualify as restructuring expense and are recorded within “SG&A” as well as accelerated depreciation recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses depending on the nature of the expense. Other related expenses also includes inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”.All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

•	(Gain) on sale of closed facilities, net: Net gain recognized related to the sale of certain properties within the PCG and Consumer Segments which were closed as part of the MAP 2025 program.

	Three Months Ended		Year Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
MAP 2025 Restructuring and other related expense, net	$2,691	$13,335	$23,059	$42,861
2026 Restructuring and other related expense, net	9,972	—	32,082	—
ERP consolidation plan	2,690	3,525	13,739	15,044
Professional fees	7,749	4,356	17,320	29,994
(Gain) on sale of closed facilities, net	(1,641)	—	(5,871)	—

MAP initiatives	$21,461	$21,216	$80,329	$87,899

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.
(f)

Fiscal 2026 reflects gains recorded in “SG&A” associated with the divestiture of a product line and a waterproofing services business within our CPG segment. Fiscal 2025 reflects gains recorded in “SG&A” associated with post-closing adjustments for the sale of the non-core furniture warranty business which was sold in fiscal 2023.

(g)

Fair value adjustments of the earn-out liabilities associated with the Star Brands Group acquisition, as well as one other smaller acquisition, which were recorded in “SG&A”. Management does not consider these gains to be reflective of the company’s core business operations.

(h)	Represents incremental expense recorded in fiscal year 2025 related to an adverse legal ruling from a case associated with a business that was divested in fiscal year 2023.
(i)

Fiscal year 2025 expense reflects $11.4 million of goodwill impairment recorded in “Goodwill Impairment” and $1.7 million of intangible asset impairment recorded in “SG&A”. Both charges are related to the Color Group reporting unit in our Consumer Segment due to the weaker demand in OEM markets and underperformance in our growth initiatives associated with this reporting unit.

(j)	Environmental remediation costs related to a facility that has not been owned or operated for approximately 25 years.
(k)

Impairment charges related to property, plant and equipment in two asset groups within the Color Group reporting unit of our Consumer segment as a result of reduced cash flow projections in the coming years due to soft end markets.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.73	$1.76	$5.17	$5.35
MAP initiatives (d)	0.13	0.16	0.46	0.56
Inventory step-up costs (e)	—	0.02	0.05	0.02
(Gain) on acquisition earn-out fair value adjustments (f)	(0.01)	—	(0.11)	—
Legal contingency adjustment on a divested business (g)	—	0.03	—	0.04
Goodwill and intangible asset impairments (h)	—	0.09	—	0.09
Environmental expense for a closed facility (i)	0.01	—	0.01	—
Property, plant and equipment impairment (j)	0.06	—	0.06	—
Investment returns (k)	(0.03)	—	(0.11)	(0.02)
Income tax adjustments (l)	—	(0.34)	—	(0.74)

Adjusted Earnings per Diluted Share (m)	$1.89	$1.72	$5.53	$5.30

(d)	Reflects restructuring and other charges, which have been incurred in relation to our Margin Achievement Plan (“MAP 2025”) and our 2026 restructuring action, together MAP Initiatives, as follows:

•

MAP 2025 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to MAP 2025 totaled $1.9 million and $6.8 million for the quarters ended May 31, 2026 and May 31, 2025 respectively and $18.2 million and $25.0 million for the years ended May 31, 2026 and May 31, 2025, respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense.

•

2026 Restructuring and other related expense, net: Includes charges incurred related to headcount reductions and facility closures associated with the SG&A-focused optimization actions and other early stage MAP 3.0 actions recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense related to the 2026 restructuring action totaled $7.5 million for the quarter ended May 31, 2026 and $24.4 million for the year ended May 31, 2026. Other related expenses consist of higher executive departure costs, including accelerated stock compensation expense, that do not qualify as restructuring expense and are recorded within “SG&A” as well as accelerated depreciation recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses depending on the nature of the expense. Other related expenses also includes inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to one ERP platform per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved data analytics/decision making and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments as well as Corporate/Other and recorded within “SG&A”.All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

•	(Gain) on sale of closed facilities, net: Net gain recognized related to the sale of certain properties within the PCG and Consumer Segments which were closed as part of the MAP 2025 program.

(e)	Amortization of inventory fair value adjustments related to acquisitions recorded in “Cost of Sales”.
(f)

Fair value adjustments of the earn-out liabilities associated with the Star Brands Group acquisition, as well as one other smaller acquisition, which were recorded in “SG&A”. Management does not consider these gains to be reflective of the company’s core business operations.

(g)	Represents incremental expense recorded in fiscal year 2025 related to an adverse legal ruling from a case associated with a business that was divested in fiscal year 2023.
(h)

Fiscal year 2025 expense reflects $11.4 million of goodwill impairment recorded in “Goodwill Impairment” and $1.7 million of intangible asset impairment recorded in “SG&A”. Both charges are related to the Color Group reporting unit in our Consumer Segment due to the weaker demand in OEM markets and underperformance in our growth initiatives associated with this reporting unit.

(i)	Environmental remediation costs related to a facility that has not been owned or operated for approximately 25 years.
(j)

Impairment charges related to property, plant and equipment in two asset groups within the Color Group reporting unit of our Consumer segment as a result of reduced cash flow projections in the coming years due to soft end markets.

(k)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(l)

The adjustment for the three-month period and year ended May 31, 2025, includes incremental benefits of the U.S. deduction for foreign derived intangible income and the foreign tax rate differential associated with certain global capital structure initiatives completed during the period. Additionally, the fiscal 2025 year-to-date adjustment includes adjustments to U.S. foreign tax credits recognized because of global cash redeployment and debt optimization projects, as well as other adjustments to our net deferred tax asset related to U.S. foreign tax credit carryforwards resulting from our reassessment of income tax positions following developments in U.S. income tax case law.

(m)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2026	May 31, 2025
Assets
Current Assets
Cash and cash equivalents	$315,188	$302,137
Trade accounts receivable	1,700,717	1,551,953
Allowance for doubtful accounts	(39,179)	(42,844)
Net trade accounts receivable	1,661,538	1,509,109
Inventories	1,058,911	1,036,475
Prepaid expenses and other current assets	423,198	322,577

Total current assets	3,458,835	3,170,298

Property, Plant and Equipment, at Cost	2,919,058	2,738,373
Allowance for depreciation	(1,362,540)	(1,264,974)

Property, plant and equipment, net	1,556,518	1,473,399

Other Assets
Goodwill	1,688,164	1,617,626
Other intangible assets, net of amortization	824,638	780,826
Operating lease right-of-use assets	396,936	370,399
Deferred income taxes	116,474	147,436
Other	303,040	215,965

Total other assets	3,329,252	3,132,252

Total Assets	$8,344,605	$7,775,949

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$853,524	$755,889
Current portion of long-term debt	407,834	7,691
Accrued compensation and benefits	307,299	287,398
Accrued losses	51,258	36,701
Other accrued liabilities	441,148	379,768

Total current liabilities	2,061,063	1,467,447

Long-Term Liabilities
Long-term debt, less current maturities	2,125,690	2,638,922
Operating lease liabilities	341,283	317,334
Other long-term liabilities	258,641	241,117
Deferred income taxes	244,823	224,347

Total long-term liabilities	2,970,437	3,421,720

Total liabilities	5,031,500	4,889,167

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 127,643; 128,269)	1,276	1,283
Paid-in capital	1,210,651	1,177,796
Treasury stock, at cost	(1,036,645)	(953,856)
Accumulated other comprehensive (loss)	(447,200)	(533,631)
Retained earnings	3,583,451	3,193,764

Total RPM International Inc. stockholders’ equity	3,311,533	2,885,356
Noncontrolling interest	1,572	1,426

Total equity	3,313,105	2,886,782

Total Liabilities and Stockholders’ Equity	$8,344,605	$7,775,949

RPM Reports Results for Fiscal 2026 4th Quarter and Full Year

July 22, 2026

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31, 2026	May 31, 2025
Cash Flows From Operating Activities:
Net income	$662,483	$690,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213,490	193,840
Fair value adjustments to contingent earnout obligations	(14,418)	—
Property, plant and equipment impairment	9,721	—
Goodwill impairment	—	11,352
Deferred income taxes	32,832	(104,507)
Stock-based compensation expense	32,848	27,042
Net (gain) on marketable securities	(25,422)	(4,997)
Net (gain) on sales of assets and businesses	(6,093)	—
Other	(488)	1,269
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(119,345)	(55,037)
Decrease (increase) in inventory	18,523	(34,458)
(Increase) in prepaid expenses and other current and long-term assets	(85,596)	(62,669)
Increase in accounts payable	67,658	84,074
Increase (decrease) in accrued compensation and benefits	14,849	(17,130)
Increase in accrued losses	12,915	3,899
Increase in other accrued liabilities	84,751	35,185

Cash Provided By Operating Activities	898,708	768,190

Cash Flows From Investing Activities:
Capital expenditures	(223,507)	(229,930)
Acquisition of businesses, net of cash acquired	(202,403)	(595,770)
Purchase of marketable securities	(34,272)	(85,793)
Proceeds from sales of marketable securities	19,781	87,093
Proceeds from sales of assets and businesses	23,237	—
Other	(10)	(1,134)

Cash (Used For) Investing Activities	(417,174)	(825,534)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	84,000	478,111
Reductions of long-term and short-term debt	(208,862)	(9,008)
Cash dividends	(271,705)	(255,563)
Repurchases of common stock	(77,497)	(69,999)
Shares of common stock returned for taxes	(5,034)	(18,686)
Payment of acquisition-related contingent consideration	—	(1,122)
Other	(3,133)	(1,796)

Cash (Used For) Provided By Financing Activities	(482,231)	121,937

Effect of Exchange Rate Changes on Cash and Cash Equivalents	13,748	165

Net Change in Cash and Cash Equivalents	13,051	64,758
Cash and Cash Equivalents at Beginning of Period	302,137	237,379

Cash and Cash Equivalents at End of Period	$315,188	$302,137